Exhibit 99.1

AITX's RAD Wins Major RIO Mini and SARA Deployment for Government
Construction Project

Government Site Deployment Highlights Growing Demand for RIO Mini and SARA
Across the Construction Sector

Detroit, Michigan, October 2, 2025 -- Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCID:AITX), a global leader in AI-driven security and productivity solutions, along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced it has received an order for ten RIO™ Mini portable solar-powered security units with SARA™, the Company's multiple award-winning agentic AI platform. The order, placed directly by a large construction company specializing in corporate, commercial, and government projects, will be deployed at a government construction site under a contract term of at least four years.

AITX
Artificial Intelligence Technology Solutions Inc.
RAD
an AITX company
ROBOTIC
ASSISTANCE
DEVICES

Artist’s depiction of a RAD RIO Mini securing a large construction site.

This large-scale construction site will have up to 10 years of activity and there is an expectation that the initial order may increase to deployments of over 100 RAD devices. The deployment is through one of RAD's large general contractor direct clients.

"We're thrilled to be involved in this project," said Steve Reinharz, CEO/CTO and founder of AITX and RAD. "The potential expansion from ten units to as many as one hundred, with multi-year contracts, represents a clear path toward strong recurring monthly revenue and predictable annual recurring revenue. Our ability to deliver both immediate value and long-term stability is exactly what our clients, channel partners and shareholders are looking for."

RIO Mini gives construction managers an immediate, flexible security solution that can be moved and redeployed as a project evolves. Each unit operates independently with solar power and enhanced cellular connectivity, making it simple to position wherever surveillance and deterrence are most needed. With SARA providing real-time monitoring and autonomous response, the system reduces reliance on costly guard services while ensuring tools, equipment, and materials remain secure throughout every phase of the build.

"We are seeing growing interest from construction firms that are rethinking how they secure their projects," said Mark Folmer, CPP, PSP, President of RAD. "RIO Mini with SARA is delivering practical results in the field, reducing costs while raising security performance. This deployment underscores the progress RAD is making in construction and sets the stage for broader adoption."

The Company believes that this deployment represents only the beginning of a broader expansion within the construction sector. With the potential to scale to 100 units on long-term contracts, the Company sees significant opportunity to establish RIO Mini and SARA as essential tools for securing high-value projects. Construction companies seeking to reduce theft, protect assets, and control security costs are encouraged to contact RAD to explore how these solutions can be deployed quickly and effectively on active sites.

About Artificial Intelligence Technology Solutions, Inc. (AITX) and RAD

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, which is a formal, independent audit that evaluates a service organization's internal controls for handling customer data and determines if the controls are not only designed properly but also operating effectively to protect customer data. This audit reinforces the Company's credibility with enterprise and government clients who require strict data protection and security compliance.

RAD is led by Steve Reinharz, CEO/CTO and founder of AITX and RAD, who brings decades of experience in the security services industry. Reinharz serves as chair of the Security Industry Association's (SIA) Autonomous Solutions Working Group and as a member of the SIA Board of Directors. The RAD team also draws on extensive expertise across the sector, including Mark Folmer, CPP, PSP, President of RAD and Chair of the ASIS International North American Regional Board of Directors, Troy McCanna, former FBI Special Agent and RAD's Chief Security Officer, and Stacy Stephens, co-founder of security robotics company Knightscope ($KSCP). Their combined backgrounds in security industry leadership, law enforcement, and robotics innovation reinforce RAD's ability to deliver proven, practical, and disruptive solutions to its clients.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. As such, there are no assurances whatsoever that the Company will meet its expectations with respect to its future revenues, sales volume, ARR or RMR. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Doug Clemons
248-270-8273
doug.c@radsecurity.com

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/